Exhibit 99.1
For Immediate News Release
October 30, 2017

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2017 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended September 30, 2017 was $238,248,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) of 33.6% to $1.72 for the three months ended September 30, 2017, from $2.59 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended September 30, 2017 increased 10.9% to $2.34 from $2.11 for the prior year period.

Core FFO per share (as defined in this release) for the three months ended September 30, 2017 increased 5.8% to $2.19 from $2.07 for the prior year period.

The changes in the Company's EPS, FFO per share and Core FFO per share reflect an increase in Net Operating Income (“NOI”) from existing, acquired and newly developed operating communities for the three months ended September 30, 2017 over the prior year period. The changes in EPS and FFO per share were impacted by the increase in joint venture promoted interest in the current year period. The decrease in EPS was also due to a decrease in gains on sale of real estate and an increase in depreciation.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the third quarter of 2017 to its August 2017 outlook:

Third Quarter 2017 Results
Comparison to August 2017 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - August 2017 outlook (1)	$2.04	$2.28	$2.17
Development and other community NOI	0.01	0.01	0.01
General and administrative expense	0.01	0.01	0.01
Business interruption insurance proceeds	0.03	0.03	—
Joint venture income (2)	0.01	0.01	—
Gain on sale of real estate (3)	(0.38)	—	—
Q3 2017 per share reported results	$1.72	$2.34	$2.19

(1) The mid-point of the Company's August 2017 outlook.

(2) Represents income from the Company's promoted interest in joint ventures.

(3) Represents timing differences for disposition gains on wholly-owned real estate.

For the nine months ended September 30, 2017, EPS decreased 19.6% to $4.63 from $5.76 for the prior year period, FFO per share increased 1.8% to $6.28 from $6.17 for the prior year period, and Core FFO per share increased 4.9% to $6.37 from $6.07 for the prior year period.

Operating Results for the Three Months Ended September 30, 2017 Compared to the Prior Year Period

For the Company, total revenue increased by $34,289,000, or 6.6%, to $550,500,000. This increase is primarily due to growth in revenue from development communities and stabilized operating communities.

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For Established Communities, Average Rental Rates increased 2.0% and Economic Occupancy increased 0.2%, resulting in an increase in rental revenue of 2.2%. If the Company were to include current and previously completed redevelopment communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.3%. Total revenue for Established Communities increased $8,579,000, or 2.2%, to $398,349,000. Operating expenses for Established Communities increased $2,838,000, or 2.4%, to $119,312,000. NOI for Established Communities increased $5,741,000, or 2.1%, to $279,037,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended September 30, 2017 compared to the three months ended September 30, 2016:

Q3 2017 Compared to Q3 2016
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	2.3%	(0.1)%	0.7%	3.0%	14.5%
Metro NY/NJ	1.7%	0.3%	2.8%	1.6%	24.1%
Mid-Atlantic	1.7%	(0.3)%	0.5%	1.8%	15.5%
Pacific NW	4.1%	1.1%	4.0%	5.1%	5.6%
No. California	—%	0.9%	(0.4)%	1.3%	19.9%
So. California	3.8%	(0.1)%	7.1%	2.3%	20.4%
Total	2.0%	0.2%	2.4%	2.1%	100.0%

(1) See full release for discussion of variances.

(2) Represents each region's % of total NOI for Q3 2017, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Nine Months Ended September 30, 2017 Compared to the Prior Year Period

For the Company, total revenue increased by $76,322,000, or 5.0%, to $1,603,337,000. This increase is primarily due to growth in revenue from stabilized operating communities and development communities.

For Established Communities, Average Rental Rates increased 2.5% and Economic Occupancy increased 0.1%, resulting in an increase in rental revenue of 2.6%. If the Company were to include current and previously completed redevelopment communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.8%. Total revenue for Established Communities increased $30,130,000, or 2.6%, to $1,180,695,000. Operating expenses for Established Communities increased $8,386,000, or 2.5%, to $349,295,000. NOI for Established

Communities increased $21,744,000, or 2.7%, to $831,400,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016:

YTD 2017 Compared to YTD 2016
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	2.4%	0.3%	3.0%	2.6%	14.2%
Metro NY/NJ	2.3%	—%	2.6%	2.0%	23.8%
Mid-Atlantic	2.0%	(0.1)%	2.3%	1.8%	15.6%
Pacific NW	5.1%	0.3%	4.8%	5.4%	5.5%
No. California	1.0%	0.5%	0.5%	1.9%	20.3%
So. California	4.1%	(0.2)%	3.0%	4.3%	20.6%
Total	2.5%	0.1%	2.5%	2.7%	100.0%

(1) See full release for discussion of variances.

(2) Represents each region's % of total NOI for YTD 2017, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended September 30, 2017, the Company completed the development of Avalon Chino Hills, located in Chino Hills, CA, which contains 331 apartment homes and was constructed for a Total Capital Cost of $96,600,000.

The Company started the construction of Avalon Sudbury, located in Sudbury, MA, which will contain 250 apartment homes when completed and will be developed for an estimated Total Capital Cost of $85,000,000.

During the nine months ended September 30, 2017, the Company completed the development of eight communities containing an aggregate of 3,368 apartment homes, for an aggregate Total Capital Cost of $1,145,400,000.

At September 30, 2017, the Company had 23 communities under construction that in the aggregate are expected to contain 6,888 apartment homes and be completed for an estimated Total Capital Cost of $3,195,800,000, including the Company's share of communities being developed through joint ventures.

The projected Total Capital Cost of development rights at September 30, 2017 remained consistent with the prior quarter at $3.2 billion.

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Acquisition Activity

In September 2017, the Company acquired two communities.

•
The Lodge Denver West, located in Lakewood, CO, contains 252 apartment homes and was acquired for a purchase price of $76,750,000. The acquisition marked the Company's entry into the Denver metropolitan area.

•	Avalon Dunn Loring, located in Vienna, VA, contains 440 apartment homes and 27,000 square feet of retail space and was acquired for a purchase price of $151,000,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended September 30, 2017, the Company sold Avalon Danbury, a wholly-owned operating community located in Danbury, CT. Avalon Danbury contains 234 apartment homes and was sold for $52,000,000, resulting in a gain in accordance with GAAP of $27,829,000 and an Economic Gain of $14,622,000. Avalon Danbury generated an Unleveraged IRR of 10.4% over a weighted average investment period of 11.7 years.

During the nine months ended September 30, 2017, the Company sold three wholly-owned operating communities containing 967 apartment homes, one of which included a golf course adjacent to the community. These communities were sold for an aggregate sales price of $304,500,000, resulting in an aggregate gain in accordance with GAAP of $158,374,000, and an Economic Gain of $108,240,000. The three communities yielded an Unleveraged IRR of 12.3% over a weighted average investment period of 8.2 years.

Unconsolidated Real Estate Investments

Fund II

AvalonBay Value Added Fund II, L.P. ("Fund II") is a private discretionary real estate investment vehicle that was formed in September 2008, and acquired, owned, operated and disposed of 13 apartment communities. The Company made an investment of $111,375,000 in Fund II, representing an equity interest of approximately 31.3%. The Company also served as both the general partner and property manager for the investments of Fund II, and earned asset and property management fees over this period. As the General Partner of Fund II, the Company was entitled to, and received, a promoted return above its proportionate share of the venture’s results achieved in excess of certain thresholds.

During the three months ended September 30, 2017, Fund II sold its final two communities, Briarwood Apartments and Avalon Watchung. These communities contain 682 apartment homes and were sold for a total sales price of $155,050,000. The Company's aggregate share of the gain in accordance with GAAP was $17,625,000. In addition, the Company recognized $19,977,000 in joint venture income associated with its promoted interest in Fund II. In conjunction with the disposition of these communities, Fund II repaid $63,979,000 of related secured indebtedness at par in advance of the scheduled maturity dates.

During the nine months ended September 30, 2017, Fund II sold three communities containing 1,366 apartment homes for a total sales price of $272,050,000, resulting in an aggregate gain in accordance with GAAP for the Company of $26,322,000. In conjunction with these dispositions, the real estate ventures repaid $127,179,000 of related secured indebtedness at par in advance of the scheduled maturity dates. In addition, the Company recognized $26,742,000 in joint venture income associated with its promoted interest in Fund II for these dispositions.

From the inception of Fund II through its final real estate dispositions, the Company recognized a Gross Levered IRR of 19.2%, and a Gross Levered Cash Flow Multiple of 2.4 times. The Company’s returns include recognition of its promoted interest in Fund II of $34,727,000.
U.S. Fund

During the three months ended September 30, 2017, Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 28.6%, sold Eaves Sunnyvale containing 192 apartment homes for a sales price of $107,000,000. The Company's share of the gain in accordance with GAAP was $13,788,000. In conjunction with the disposition of this community, the U.S. Fund repaid $32,542,000 of related secured indebtedness in advance of the scheduled maturity date. This resulted in charges for prepayment penalties and write-offs of deferred financing costs, of which the Company’s portion was $406,000, reported as a reduction of joint venture income.

Liquidity and Capital Markets

At September 30, 2017, the Company had borrowings of $242,000,000 outstanding under its $1,500,000,000 unsecured credit facility. In addition, the Company had $217,111,000 in unrestricted cash and cash in escrow, of

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which $51,479,000 related to proceeds from dispositions held in escrow for planned tax deferred exchange activity.

The Company’s annualized Net Debt-to-Core EBITDA for the third quarter of 2017 was 5.0 times.

Casualty and Impairment Loss

During the three months ended September 30, 2017, the Company reached a final insurance settlement for the property damage and lost income for the fire that occurred in February 2017 at the Company's Avalon Maplewood development community located in Maplewood, NJ ("Maplewood"). The settlement of $19,696,000, after self-insurance and deductibles, includes $16,201,000 for property damage, demolition and additional incident expense insurance proceeds, and $3,495,000 that was recognized as business interruption insurance recoveries, included in rental and other income.

Fourth Quarter and Updated Full Year 2017 Financial Outlook

For its fourth quarter and full year 2017 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q4 2017			Full Year 2017
	Low		High	Low		High

Projected EPS	$1.57	-	$1.63	$6.20	-	$6.26
Projected FFO per share	$2.19	-	$2.25	$8.47	-	$8.53
Projected Core FFO per share	$2.21	-	$2.27	$8.58	-	$8.64

(1) See Definitions and Reconciliations of this release for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Fourth Quarter Conference Schedule

The Company is scheduled to participate in NAREIT’s REITWorld Conference in Dallas, TX from November 14-16, 2017, and UBS’ Global Real Estate CEO/CFO Conference in London, England from November 28-29, 2017. During these conferences, management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available on the Company’s website at http://www.avalonbay.com/events one business day in advance of the conference.

Other Matters

The Company will hold a conference call on October 31, 2017 at 11:00 AM ET to review and answer questions about this release, its third quarter 2017 results, the Attachments (described below) and related matters. To participate on the call, dial 888-430-8690 domestically and 719-785-1764 internationally and use conference id: 8310337.

To hear a replay of the call, which will be available from October 31, 2017 at 4:00 PM ET to November 7, 2017 at 4:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 8310337. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on October 31, 2017. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of September 30, 2017, the Company owned or held a direct or indirect ownership interest in 286 apartment communities containing 82,964 apartment homes in 11 states and the District of Columbia, of which 23 communities were under development and ten communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Copyright © 2017 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the casualty loss at Avalon at Edgewater ("Edgewater") are subject to change and could materially affect the Company's current expectations regarding the impact of the casualty loss. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2017 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the nine months ended September 30, 2017 as well as prior years’ activities is presented elsewhere in the full release.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents. By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2017 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2016, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2017	2016	2017	2016
Net income attributable to common stockholders	$238,248	$356,392	$639,348	$791,767
Depreciation - real estate assets, including joint venture adjustments	144,409	135,275	426,494	397,834
Distributions to noncontrolling interests	11	10	32	30
Gain on sale of unconsolidated entities holding previously depreciated real estate	(31,413)	—	(40,110)	(53,172)
Gain on sale of previously depreciated real estate	(27,738)	(202,163)	(159,754)	(284,582)
Casualty and impairment (recovery) loss, net on real estate (1)(6)	—	—	—	(4,195)
FFO attributable to common stockholders	323,517	289,514	866,010	847,682

Adjusting items:
Joint venture losses (2)	430	195	811	5,763
Joint venture promote (3)	(19,977)	—	(26,742)	(3,447)
Impairment loss on real estate (4)(6)	—	—	9,350	10,500
Casualty loss (gain), net on real estate (5)(6)	—	—	2,338	(10,239)
Business interruption insurance proceeds (7)	(3,495)	(78)	(3,495)	(20,422)
Lost NOI from casualty losses covered by business interruption insurance (8)	2,375	1,877	6,242	5,580
Loss on extinguishment of consolidated debt	—	—	24,162	2,461
Hedge ineffectiveness	—	—	(753)	—
Severance related costs	18	346	153	907
Development pursuit and other write-offs	339	2,998	1,174	3,769
Loss (gain) on sale of other real estate	120	(10,778)	(246)	(10,921)
Acquisition costs	—	635	—	2,564
Legal settlements	7	—	91	—
Core FFO attributable to common stockholders	$303,334	$284,709	$879,095	$834,197

Average shares outstanding - diluted	138,307,046	137,505,054	138,006,192	137,442,306

Earnings per share - diluted	$1.72	$2.59	$4.63	$5.76
FFO per common share - diluted	$2.34	$2.11	$6.28	$6.17
Core FFO per common share - diluted	$2.19	$2.07	$6.37	$6.07

(1) In YTD 2016, the Company received insurance proceeds, net of additional costs incurred, of $5,732 related to the severe winter storms that occurred in the Company’s Northeast markets in 2015. For YTD 2016, the Company recognized $4,195 of this recovery as an offset to the impairment on depreciable real estate of $4,195 recognized in the prior year period. The balance of the net insurance proceeds received in 2016 of $1,537 is recognized as a casualty gain and is included in the reconciliation of FFO to Core FFO.

(2) Amounts for 2016 and 2017 are primarily composed of (i) the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity, (ii) the write-off of asset management fee intangibles primarily associated with the disposition of communities in the U.S. Fund and (iii) the Company's proportionate share of operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(3) Amounts for 2017 and 2016 are composed of the Company's recognition of its promoted interest in Fund II.
(4) Amount for YTD 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017. Amount for YTD 2016 includes impairment charges relating to ancillary land parcels.

(5) Amount for YTD 2017 includes $19,481 for the Maplewood casualty loss, partially offset by $17,143 of expected property damage insurance proceeds, a portion of which were received during the period. Amount for YTD 2016 includes $8,702 in property damage insurance proceeds for the Edgewater casualty loss, and $1,537 in insurance proceeds in excess of the total recognized loss related to severe winter storms in the Company's Northeast markets that occurred in 2015.

(6) Aggregate impact of (i) Casualty and impairment (recovery) loss, net on real estate, (ii) Impairment loss on real estate and (iii) Casualty loss (gain), net on real estate, is a loss of $11,688 for YTD 2017, and a gain of $3,935 for YTD 2016, respectively.

(7) Amounts for 2017 are composed of business interruption insurance proceeds resulting from the final insurance settlement of the Maplewood casualty loss. Amount for YTD 2016 is primarily composed of business interruption insurance proceeds resulting from the final insurance settlement of the Edgewater casualty loss.

(8) Amounts for 2016 and 2017 primarily relate to a casualty event at Edgewater in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016. Amounts for 2017 also include amounts related to the Maplewood casualty loss in Q1 2017, for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017.

Gross Levered IRR is calculated as the internal rate of return on the Company's equity investment in Fund II considering the timing and amounts of capital contributions and distributions, including promoted interest earned on the Company’s general partnership interest.

Gross Levered Cash Flow Multiple is calculated as the ratio of the Company’s share of distributions from Fund II, including promoted interest earned, to the Company’s share of contributions in Fund II.

The calculation of Gross Levered IRR and Gross Levered Cash Flow Multiple excludes all management fees earned by the Company during the investment period.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended September 30, 2017 are as follows (dollars in thousands):

Net income attributable to common stockholders	$238,248
Interest expense, net, inclusive of loss on extinguishment of debt, net	47,741
Income tax expense	24
Depreciation expense	144,990
EBITDA	$431,003

NOI from real estate assets sold or held for sale	(1,874)
Gain on sale of communities	(27,738)
Loss on sale of other real estate	120
Joint venture income	(52,568)
Consolidated EBITDA after disposition activity	$348,943

Lost NOI from casualty losses covered by business interruption insurance	2,375
Business interruption insurance proceeds	(3,495)
Severance related costs	18
Development pursuit and other write-offs	339
Legal settlements	7
Core EBITDA	$348,187

Interest expense, net	$47,741

Interest Coverage	7.3 times

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized third quarter 2017 Core EBITDA, as adjusted. For a calculation of Core EBITDA, see "Interest Coverage" above. A calculation of Net Debt-to-Core EBITDA is as follows (dollars in thousands):

Total debt principal (1)	$7,198,443
Cash and cash in escrow	(217,111)
Net debt	$6,981,332

Core EBITDA	$348,187

Core EBITDA, annualized	$1,392,748

Net Debt-to-Core EBITDA	5.0 times

(1) Balance at September 30, 2017 excludes $9,392 of debt discount and $33,517 of deferred financing costs as reflected in unsecured notes, net, and $16,280 of debt discount and $11,224 of deferred financing costs as reflected in notes payable, on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment (gain) loss, net, gain on sale of real estate and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets.  In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2017	2016	2017	2017	2016	2017	2016
Net income	$238,199	$356,329	$165,194	$235,781	$242,183	$639,174	$791,525
Indirect operating expenses, net of corporate income	15,752	14,946	16,423	16,297	14,443	48,472	46,960
Investments and investment management expense	1,501	1,205	1,455	1,321	1,277	4,277	3,545
Expensed acquisition, development and other pursuit costs, net of recoveries	789	3,804	570	728	1,220	2,087	8,702
Interest expense, net	47,741	47,871	50,102	49,295	49,648	147,138	137,862
Loss on extinguishment of debt, net	—	—	24,162	—	4,614	24,162	2,461
General and administrative expense	11,679	11,950	14,005	13,226	10,638	38,910	35,438
Joint venture (income) loss	(52,568)	342	(1,146)	(16,672)	(10,184)	(70,386)	(54,779)
Depreciation expense	144,990	131,729	141,439	140,621	140,020	427,050	391,414
Casualty and impairment loss (gain), net	—	—	—	11,688	—	11,688	(3,935)
Gain on sale of real estate	(27,618)	(212,941)	(44,067)	(88,315)	(89,344)	(160,000)	(295,503)
NOI from real estate assets sold or held for sale	(1,874)	(10,039)	(3,014)	(4,745)	(6,279)	(9,633)	(33,175)
NOI	$378,591	$345,196	$365,123	$359,225	$358,236	$1,102,939	$1,030,515

Established:
New England	$38,055	$36,934	$36,820	$37,056	$38,074	$111,931	$109,144
Metro NY/NJ	61,932	60,980	61,538	60,964	61,857	184,434	180,743
Mid-Atlantic	38,782	38,103	38,343	39,147	39,369	116,272	114,228
Pacific NW	15,687	14,922	15,017	14,815	14,674	45,519	43,184
No. California	64,557	63,708	64,587	63,717	64,237	192,861	189,345
So. California	60,024	58,649	59,808	60,551	59,570	180,383	173,012
Total Established	279,037	273,296	276,113	276,250	277,781	831,400	809,656
Other Stabilized (1)	49,177	42,130	48,899	48,166	47,229	146,242	110,492
Development/Redevelopment (2)	50,377	29,770	40,111	34,809	33,226	125,297	110,367
NOI	$378,591	$345,196	$365,123	$359,225	$358,236	$1,102,939	$1,030,515

(1) NOI for YTD 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

(2) NOI for Q3 and YTD 2017 Development/Redevelopment includes $3,495 of business interruption insurance proceeds related to the Maplewood casualty loss.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2017	2016	2017	2016

Revenue from real estate assets sold or held for sale	$3,044	$16,388	$15,582	$53,582
Operating expenses from real estate assets sold or held for sale	(1,170)	(6,349)	(5,949)	(20,407)
NOI from real estate assets sold or held for sale	$1,874	$10,039	$9,633	$33,175

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2017. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the fourth quarter and full year 2017 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range
Projected EPS (diluted) - Q4 2017	$1.57	$1.63
Depreciation (real estate related)	1.07	1.11
Gain on sale of communities	(0.45)	(0.49)
Projected FFO per share (diluted) - Q4 2017	2.19	2.25

Development pursuit and other write-offs	0.01	0.01
Lost NOI from casualty losses covered by business interruption insurance	0.01	0.01
Projected Core FFO per share (diluted) - Q4 2017	$2.21	$2.27

Projected EPS (diluted) - Full Year 2017	$6.20	$6.26
Depreciation (real estate related)	4.17	4.21
Gain on sale of communities	(1.90)	(1.94)
Projected FFO per share (diluted) - Full Year 2017	8.47	8.53

Joint venture promote and other income, development pursuit and other write-offs	(0.16)	(0.16)
Casualty and impairment loss, net on real estate	0.08	0.08
Lost NOI from casualty losses covered by business interruption insurance	0.06	0.06
Hedge ineffectiveness	(0.01)	(0.01)
Loss on extinguishment of consolidated debt	0.17	0.17
Business interruption insurance proceeds	(0.03)	(0.03)
Projected Core FFO per share (diluted) - Full Year 2017	$8.58	$8.64

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2017	2016	2017	2016
Rental revenue (GAAP basis)	$398,136	$389,474	$1,180,074	$1,149,866
Concessions amortized	422	472	1,365	1,979
Concessions granted	(220)	(508)	(787)	(1,086)

Rental Revenue with Concessions
on a Cash Basis	$398,338	$389,438	$1,180,652	$1,150,759

% change -- GAAP revenue		2.2%		2.6%

% change -- cash revenue		2.3%		2.6%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as of September 30, 2017 as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2017 is as follows (dollars in thousands):

Year to Date
NOI
NOI for Established Communities	$831,400
NOI for Other Stabilized Communities	146,242
NOI for Development/Redevelopment Communities	125,297
NOI from real estate assets sold or held for sale	9,633
Total NOI generated by real estate assets	1,112,572
NOI on encumbered assets	125,833
NOI on unencumbered assets	$986,739

Unencumbered NOI	89%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.